EXHIBIT 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement (No. 333-151271) on Form S-8 of our reports dated April 30, 2019, relating to (1) the consolidated financial statements of Fanhua Inc., its subsidiaries and variable interest entities (the “Group”) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the translation of Renminbi amounts into United States dollars amounts for the convenience of the readers in the United States of America, and relating to the financial statements of Group's equity investment that were audited by other auditors), (2) the financial statement schedule and (3) and the effectiveness of the Group’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Group’s internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 20-F of Fanhua Inc. for the year ended December 31, 2018.

/s/ Deloitte Touche Tohmatsu

Hong Kong

April 30, 2019